Calculation of Filing Fee Tables
S-8
Enovis CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value	Other	3,650,000	$ 25.02	$ 91,323,000.00	0.0001381	$ 12,611.71
Total Offering Amounts:						$ 91,323,000.00		$ 12,611.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,611.71
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the registrant's common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock of Enovis Corporation as reported on the New York Stock Exchange on May 15, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources